Exhibit 10.2
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement ("Agreement") is effective as of March 3, 2015, by and between RONALD N. TUTOR, as Trustee of the RONALD N. TUTOR SEPARATE PROPERTY TRUST ("Assignor") and KRISTRA INVESTMENTS, LTD. ("Assignee").

RECITALS
WHEREAS, Assignor hereby assigns, transfers and conveys unto Assignee all of its right, title, claim and interest in and to that certain real property located Sylmar, CA and Fontana, CA and more particularly described on Exhibit A attached hereto ("Property") and Assignee accepts such assignment; and

WHEREAS subject to certain other conditions, including consent of Comerica Bank ("Mortgagee");

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, conditions and agreements contained herein, the parties hereby agree as follows:

1. Assignment. For good and valuable consideration, Assignor hereby grants, conveys, assigns and transfers to Assignee all of Assignor's title and interest in, and to a one hundred percent (100%) interest in the Property

2. Indemnification. Assignee hereby indemnifies and will defend and hold Assignor harmless from any loss, attorney's fees, expenses or claims arising out of or related to Assignee's failure to perform any of its obligations under the Agreement pertaining to Assignee's Property (or any portion thereof) from and after the Effective Date.

3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ASSIGNOR:	/s/ Ronald N. Tutor
Ronald N. Tutor, as Trustee
Ronald N. Tutor Separate Property Trust

ASSIGNEE:	/s/ Ronald N. Tutor
Kristra Investments, Ltd.
By: Kristra Investments, Inc., a California corporation
Its: General Partner
By: Ronald N. Tutor
Its: President